EXHIBIT 10.5

NOTICE OF GRANT OF STOCK OPTIONS	AFLAC INCORPORATED
ID: 58-1167100
OFFICER	Worldwide Headquarters
1932 Wynnton Road
Columbus, Georgia 31999

<Name>	Option Number:	0<Number>
<Address>	Plan:	2004 Long-Term Incentive Plan
<Address2>	ID:	<ID>
<Address3>

Effective <OptionDate>, you have been granted <aan> <LongType> (<ShortType>) to buy <SharesGranted_> shares of AFLAC INCORPORATED (the Company) stock at $<OptionPrice> per share under the Company's 2004 Long-Term Incentive Plan (the Plan).

The shares underlying this option will become vested and exercisable in whole or in installments as of the date(s) or, as applicable, the attainment of the performance goal(s), as set out below (or both as the case may be):

Shares	Vest Type	Full Vest
<sharesperiod>	<vesttypeperiod>	<vestdateperiod>
<sharesperiod>	<vestperformancegoal>	<vestdateperiod>

Summary of Option Terms:

Duration of Option - Ten years from the effective date of the option, or until one of the following conditions exist.

Involuntary termination (for Cause) - Vested and non-vested options will terminate immediately.

Voluntary termination (except for certain reasons listed below) - Non-vested options will terminate on the date of termination and vested options will terminate at the end of the three-month period following termination unless you have accumulated fifteen years of credited service with the Company, whereby vested options will continue until the end of their original ten-year term.

Under certain of the following conditions, if applicable, an Incentive Stock Option (ISO) will retain its ISO status until the end of the three-month period following termination, at which time the ISO will lose its tax advantaged status, but will continue through its remaining duration (if any) as a non-qualifying stock option (NQ) which will require the payment of income and employment taxes at the time of the exercise of the option.

Upon involuntary termination due to death or becoming disabled (as defined in the Plan), unvested options will vest immediately on the date of termination. In the case of a termination caused by disability, any ISO will retain ISO status for a period of twelve months, and then the option will continue as a NQ option until the expiration of its original ten-year term. In the case of a termination caused by death, any ISO will remain exercisable as an ISO until the expiration of its original ten-year term.

Upon voluntary termination where you attain your normal retirement age with at least 5 years credited service, qualify for full retirement benefits under the Company's Rule of Eighty (Rule of 80), or where you qualify as a sales associate of the Company (thereby becoming a sub-contractor of the Company), any unvested option will immediately vest and (if applicable) retain its ISO status until the end of the three-month period after termination, after which it (and any other vested options that are not ISO's) will continue to the end of their original ten-year term as NQ options.

By your signature and the Company's signature below, you and the Company agree that these options are granted under and governed by the terms and conditions of the Plan and the Stock Option Agreement relating to these options, which is attached to and made a part of this document.
_______________________________________________	__________________________________________
by Daniel P. Amos	Date
AFLAC INCORPORATED

_______________________________________________	__________________________________________
<Name>	Date